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                                                                  Exhibit 10.141

                                                              Arvada Marketplace

                                ESCROW AGREEMENT

April 29, 2004

          Reference is made to the Contract of Sale and Purchase (the "Contract"), dated as of March 31, 2004, between CIN Arvada, L.P., a Delaware limited partnership, as seller ("Seller") and Inland Real Estate Acquisitions, Inc., an Illinois corporation, as purchaser ("Purchaser"), for the sale of the real property commonly known as Arvada Marketplace and Arvada Connection, Arvada, Colorado. Capitalized terms used in this escrow agreement ("Agreement"), unless otherwise specified, shall have the meanings set forth in the Contract. Purchaser has assigned the Contract to its affiliate, Inland Western Arvada, L.L.C., a Delaware limited liability company.

          The following items have been or will be deposited with Chicago Title Insurance Corporation ("Escrow Agent"):

               (a) Seller and Purchaser have deposited four (4) counterparts of the Assignment and Assumption of Lease ("Lease Assignment") with respect to the Amended and Restated Lease dated as of November 17, 2003 ("Office Depot Lease") between Seller as landlord and Office Depot, Inc. ("Office Depot") as tenant. The Lease Assignment has been executed and acknowledged by both parties but has not been dated and shall not be deemed delivered until released from escrow pursuant to this Agreement.

               (b) Each month during the term of this Agreement, Seller shall deposit the check received by Seller from Office Depot for regularly recurring fixed rent and additional rent in respect of operating expenses ("Monthly Rent") for its premises located on the Seller Parcel in the amount of $16,903.08 per month (i.e. excluding any checks designated by the tenant or otherwise readily identifiable as being in payment of taxes and/or operating expenses or other reimbursements for periods prior to Closing), duly endorsed by Seller to the order of Purchaser ("Monthly Rent Check"). Seller shall deliver such Monthly Rent Check by overnight air courier to the address of Escrow Agent set forth below, or such other address as may be specified in writing by Escrow Agent.

               (c) Purchaser has deposited the sum of $38,780.22 (the "Deposited Sum").

          ESCROW PROVISIONS

          Escrow Agent shall hold and disburse the Lease Assignment, the Monthly Rent Checks and the Deposited Sum strictly in accordance with following terms and conditions:

               1. Commencing with the Monthly Rent Check for the month of May, 2004, Escrow Agent shall, on the next business day following receipt of each Monthly Rent Check, simultaneously and without further authorization from either party hereto: (a) deliver the

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Monthly Rent Check to Purchaser by overnight courier to the address set forth below, or other address specified by Purchaser in writing, and (b) deliver to Seller by wire transfer pursuant to the wiring instructions attached hereto, or otherwise specified by Seller in writing, the sum of $4,308.91. If the Monthly Rent Check includes Monthly Rent as well as other sums due to Seller ("Other Rent"), then Seller shall deliver the Monthly Rent Check to the Escrow Agent with instructions to hold the same until Purchaser has deposited into escrow the amount of the Other Rent, with a copy of such instructions to Purchaser. Purchaser shall promptly deposit the amount of the Other Rent with Escrow Agent, and upon receipt of the Other Rent, Escrow Agent shall proceed as set forth in
(a) and (b) above except that the wire transfer to Seller shall also include the amount of the Other Rent. Escrow Agent shall notify Seller and Purchaser by electronic mail at the addresses set forth below as and when any disbursement has been made as set forth in this Section 1.

               2. Following the Lease Term Commencement Date (as defined in the Office Depot Lease), Seller shall deliver to the Escrow Agent, with a copy to Purchaser, a copy of the commencement date letter called for in Exhibit C to the Office Depot Lease, signed by Seller and Office Depot, setting forth the Lease Term Commencement Date (the "Commencement Date Notice"). Escrow Agent shall insert the Lease Term Commencement Date as the date of the Lease Assignment and shall, on the next business day following receipt of the Commencement Date Notice (the "Assignment Date"), deliver two (2) counterparts of the Lease Assignment to each of Seller and Purchaser.

               3. Escrow Agent shall deliver to Purchaser the balance of the Deposited Sum and any accrued interest thereon, and this Escrow Agreement shall terminate, on the first to occur of (a) the Assignment Date, or (b) January 31, 2005.

               4. If the Lease Term Commencement Date is other than the first day of a month, Seller and Purchaser shall prorate and adjust the Monthly Rent (and shall make any appropriate adjustments with Office Depot) under the Office Depot Lease so that Seller receives the portion of the Monthly Rent (less the monthly Rent Differential) for Office Depot's premises at the Seller Parcel for the portion of the month that occurs prior to the Lease Term Commencement Date and Purchaser receives the monthly rent for Office Depot's premises at the Property for the period from and after the Lease Term Commencement Date through the end of that month. For purposes of Section 8.1.3 of the Contract as it relates to the Office Depot Lease, all references to the period prior to or after the Closing Date shall be deemed to refer to the period prior to or after the Assignment Date, as the case may be. Promptly following the Delivery Date (as defined in the Office Depot Lease), Seller and Purchaser shall determine the Unbilled Tenant Receivables for Office Depot (i.e. real estate taxes and, to the extent feasible, common area maintenance that will accrue under the Office Depot Lease for the 2004 calendar year, specifying amounts due for the period prior to Closing, the period between Closing and the Lease Term Commencement Date and the period from the Lease Term Commencement Date to

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December 31, 2004). Such calculations shall be used by Purchaser in billing
Office Depot for Unbilled Tenant Receivables as provided in the Contract.

               5. In the event that (a) Escrow Agent receives contradictory instructions from the parties hereto; or (b) there is any dispute between Seller and Purchaser as to any matter arising under this Escrow Agreement; or (c) there is any uncertainty as to the meaning or applicability of the provisions hereof or any written instructions received by Escrow Agent pursuant hereto, Escrow Agent may, at its option, continue to hold the Deposited Sum, Monthly Rent Checks and Assignment pursuant to the terms of this Agreement, or deposit such funds and documents with any appropriate court in the State of Texas and, upon making such deposit, Escrow Agent shall thereupon be discharged and released from any and all liability hereunder or with respect to such funds and documents.

               6. Escrow Agent shall invest the Deposited Sum in an interest-bearing account in accordance with investment instructions provided by Purchaser and Seller. To the extent and at such time as, in Escrow Agent's sole and absolute discretion, it shall not be practical to so invest the Deposited Sum, or any part thereof, the undersigned recognize and agree that Escrow Agent shall hold the Deposited Sum or any part thereof, in a non-interest bearing account maintained by it for escrow deposits, segregated from other sums deposited in such account. Any and all interest and/or income earned on or with respect to the Deposited Sum shall become a part of the Deposited Sum upon receipt of the same by Escrow Agent and shall be subject to the terms and conditions of this Escrow Agreement.

               7. Escrow Agent shall not be liable to Seller or Purchaser for any matter or loss arising out of Escrow Agent's conduct hereunder, except for Escrow Agent's gross negligence or willful misconduct.

               8. Seller and Purchaser, jointly and severally, agree to indemnify and hold harmless Escrow Agent from and against any and all costs, claims or damages that may be incurred by it hereunder or to which it may be put in connection with acting pursuant to this Escrow Agreement (including, without limitation, reasonable attorneys' fees and expenses), excluding, however, costs, claims and damages arising out of Escrow Agent's willful misfeasance.

               9. All notices, demands, requests, consents, approvals or other communications (for the purposes of this Section collectively called "Notices") required or permitted to be given hereunder or which are given with respect to this Escrow Agreement shall be in writing and, except as otherwise expressly provided herein, shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or by an air courier service capable of confirming receipt with a signature of the party receiving the package, addressed as follows:

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     Purchaser:          Inland Real Estate Acquisitions, Inc.
                         2901 Butterfield Road
                         Oak Brook, IL 60523
                         Attention: G. Joseph Cosenza
                         Facsimile:(630) 218-4935
                         E-Mail: joe@inlandgroup.com

     with copy to:       The Inland Real Estate Group, Inc.
                         2901 Butterfield Road
                         Oak Brook, IL 60523
                         Attention: Dennis Holland, Esq.
                         Facsimile: (630) 218-4900
                         E-Mail: dholland@inlandgroup.com

     Seller:             CIN Arvada, L.P.
                         c/o Crow Holdings
                         2100 McKinney Avenue
                         Suite 700
                         Dallas, TX 75201
                         Attention: Mr. Rodney Whitley
                         Facsimile: (214) 661-8036
                         E-Mail: rwhitley@crowholdings.com

     with copies to:     Investcorp International, Inc.
                         280 Park Avenue, 37th Floor
                         New York, NY 10017
                         Attention: Ms. Heather Mutterperl
                         Facsimile (212) 983-7073
                         E-Mail: hmutterperl@investcorp.com

     and


                         Gibson, Dunn & Crutcher LLP
                         200 Park Avenue
                         New York, NY 10166
                         Attention: Joanne Franzel, Esq.
                         Facsimile: (212) 351-4035
                         E-Mail: jfranzel@gibsondunn.com

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     To Escrow Agent: Chicago Title Insurance Company
                      2001 Bryan Street
                      Suite 1700
                      Dallas, TX 75201
                      Attention: Joycelyn Armstrong
                      Facsimile: (214) 965-1625
                      E-Mail: armstrongjo@ctt.com

or such other address as such party shall have specified most recently by like Notice. Notice mailed as provided herein shall be deemed given on the date so mailed; notice given by confirmed courier shall be deemed given upon deposit with such courier service with instructions to deliver on the next business day. Any notices required to be delivered pursuant to this Section 6 and by fax shall be deemed given upon delivery pursuant to this Section 6 AND delivery by fax transmission with confirmation from the receiving fax machine.

               10. Escrow Agent shall be entitled to rely upon the authenticity of any signature and the genuineness and/or validity of any writing received by it from any parties hereto.

               11. This Agreement shall be governed by the internal laws of the State of Colorado. Any dispute between Seller and Purchaser with respect to this Agreement (including any dispute with respect to which Escrow Agent has interpleaded the Deposited Sum, Monthly Rent Checks and Assignment with a court as set forth in Section 5 hereof) shall be determined by binding arbitration in accordance with the provisions of Exhibit I of the Contract, in which Escrow Agent shall not be a party, provided that upon conclusion of such arbitration Escrow Agent shall deliver the Deposited Sum, Monthly Rent Checks and Assignment in accordance with the determination of the arbitrator.

               12. The parties hereby acknowledge and agree that this Agreement shall not be executed, entered into, altered, amended or modified by electronic means. Without limiting the generality of the foregoing, the parties hereby agree that the transactions contemplated by this Agreement shall not be conducted by electronic means, except as specifically set forth in the Notices section of this Agreement.

               13. This Agreement may be executed in counterparts. Neither party shall have the right to assign this Agreement without the prior written consent of the other parties hereto. This agreement shall be binding on, and inure to the benefit of, the parties hereto and their respective heirs, successors and permitted assigns.

               14. The fees and expenses of the Escrow Agent shall be shared equally by Seller and Purchaser.

                            [SIGNATURES ON NEXT PAGE]

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       Executed as of this __ day of April, 2004.

                              SELLER:

                              CIN ARVADA, L.P.
                              a Delaware limited partnership

                              By:  CIN Arvada GP, L.L.C.,
                                   General Partner

                                   By:  InvestCenter IV, L.L.C.,
                                        Managing Member


                                        By:    /s/ F. Jonathan Dracos
                                               -------------------------
                                        Name:  F. Jonathan Dracos
                                        Title: Chairman of the Executive
                                               Committee

                              PURCHASER:

                              INLAND WESTERN ARVADA, L.L.C.,
                              a Delaware limited liability company

                              By: Inland Western Retail Real Estate Trust, Inc. a Maryland corporation, its sole member


                              By:       /s/ Valerie Medina
                                 ---------------------------------
                              Name:         Valerie Medina
                                   -------------------------------
                              Title:         Asst. Secretary
                                    ------------------------------

ACCEPTED:

ESCROW AGENT:

CHICAGO TITLE INSURANCE COMPANY

By:  /s/ Jacklyn Armstrong
   -------------------------
   Name:  Jacklyn Armstrong
   Title: Commercial Escrow Officer

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